Exhibit 4.2

THE SECURITY REPRESENTED BY THIS INSTRUMENT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). ACCORDINGLY, THIS SECURITY MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THE TRANSFER OF THIS SECURITY IS ALSO SUBJECT TO THE CONDITIONS SPECIFIED IN THE CONVERTIBLE NOTE AGREEMENT, DATED AS OF APRIL 14, 2015, AS AMENDED AND MODIFIED FROM TIME TO TIME, BETWEEN SEQUANS COMMUNICATIONS S.A. (THE “COMPANY”) AND THE PURCHASER PARTY THERETO. THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITY UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. UPON WRITTEN REQUEST, A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF WITHOUT CHARGE.
SEQUANS COMMUNICATIONS S.A.
CONVERTIBLE PROMISSORY NOTE

May 7, 2019                                            $3,000,000.00

SEQUANS COMMUNICATIONS S.A., a société anonyme incorporated in the French Republic (the “Company”), hereby promises to pay to the order of Nokomis Capital Master Fund, LP, a Cayman Islands exempted limited partnership (the “Purchaser”), the principal amount of Three Million and 00/100 Dollars ($3,000,000.00) plus the portion of the Accreted Principal Amount (as defined below) in excess thereof. This Note is being issued pursuant to a Convertible Note Agreement, dated as of May 7, 2019 (the “Purchase Agreement”), between the Company and the Purchaser. The Purchase Agreement contains terms governing the rights of the holder of this Note, and all provisions of the Purchase Agreement are hereby incorporated herein in full by reference. Unless otherwise indicated herein, capitalized terms used in this Note have the same meanings set forth in the Purchase Agreement.
ARTICLE I
DEFINED TERMS

The terms defined in this Article I (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of this Note shall have the respective meanings specified in this Article I. The words “herein,” “hereof,” “hereunder” and words of similar import refer to this Note as a whole and not to any particular Article, Section or other subdivision. The terms defined in this Article I include the plural as well as the singular.

“Accreted Principal Amount” shall have the meaning specified in Article II. For the avoidance of doubt, “Accreted Principal Amount” shall include any accrued and unpaid interest at the time of any determination of such “Accreted Principal Amount.”
“ADSs” shall have the meaning specified in Section 3.2.
“Board of Directors” shall have the meaning specified in Section 5.3(a).
“Closing Sale Price” shall have the meaning specified in Section 5.1(e).
“Company” shall have the meaning specified in the preamble.
“Conversion Date” shall have the meaning specified in Section 5.1(b).
“Conversion Rate” shall have the meaning specified in Section 5.2.
“Deposit Agreement” shall have the meaning specified in Section 5.1(d)(iii).
“Depositary” shall have the meaning specified in Section 5.1(d)(ii).
“Distributed Assets” shall have the meaning specified in Section 5.3(d).
“Event of Default” shall have the meaning specified in Section 4.1.
“Expiration Date” shall have the meaning specified in Section 5.3(f).
“Expiration Time” shall have the meaning specified in Section 5.3(f).
“Interest Payment Date” shall have the meaning specified in Article II.
“Issuable Maximum” shall have the meaning specified in Section 5.1(c).
“Ordinary Shares” shall have the meaning specified in Section 3.2.
“Organic Change” shall have the meaning specified in Section 5.4.
“PIK Amount” shall have the meaning specified in Article II.
“Purchase Agreement” shall have the meaning specified in the preamble.
“Purchaser” shall have the meaning specified in the preamble.
“Securities Act” shall have the meaning specified in the legend above.
“Spin-Off” shall have the meaning specified in Section 5.3(d).
“Spin-Off Valuation Period” shall have the meaning specified in Section 5.3(d).
“Trigger Event” shall have the meaning specified in Section 5.3(d).
“Underlying Shares” shall have the meaning specified in Section 5.1(d)(i).

ARTICLE II
PAYMENT OF INTEREST

Interest shall accrue on the Accreted Principal Amount (in each case computed on the basis of a 365/366-day year and the actual number of days elapsed in any year) at an annual rate equal to 7.0% per annum or (if less) at the highest rate then permitted under applicable law, which shall be payable by adding such interest to the Accreted Principal Amount on each Interest Payment Date (as defined below) and on the final maturity hereof (the “PIK Amount”). At any time, the outstanding principal amount of this Note, including all PIK Amounts added thereto through such time, is referred to in this Note as the “Accreted Principal Amount.” The Company shall pay to the holder of this Note all accrued interest (including interest on the Accreted Principal Amount) on each anniversary date of this Note (each, an “Interest Payment Date”), including the final maturity date of this Note. Interest shall accrue on any principal payment due under this Note (including as to accrued interest added to the principal) until such time as payment therefor is actually delivered to the holder of this Note.

ARTICLE III
PAYMENT OF PRINCIPAL ON NOTE

Section 3.1    Scheduled Payment. Unless converted as set forth below, the Accreted Principal Amount (including any accrued and unpaid interest) of this Note shall be due and payable on April 14, 2021.
Section 3.2    Conversion. Notwithstanding any provision contained in this Article III, the holder of this Note may convert, indirectly through the procedure set forth in Section 5.1(d), all or any portion of the Accreted Principal Amount (including any accrued and unpaid interest) of this Note into the Company’s American Depositary Shares (“ADSs”), each representing one (1) ordinary share of the Company, nominal value €0.02 per share (“Ordinary Shares”), in accordance with Article V, until such time as such Accreted Principal Amount (including any accrued and unpaid interest) has been paid. For the avoidance of doubt, any reference in this Note to the conversion of the Note into ADSs shall mean the issuance of ADSs following conversion of the Note in accordance with the procedure set forth in Section 5.1(d).

ARTICLE IV
EVENTS OF DEFAULT; REMEDIES ON DEFAULT

Section 4.1    Event of Default. An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(a)the Company defaults in the payment of principal or interest on the Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise and such failure to pay is not cured within three (3) business days after the occurrence thereof; or
(b)the Company defaults in the performance of, or compliance with, any material term contained in the Purchase Agreement or the Note and the default is not remedied within thirty (30) days after the Company receives written notice of the default from the holder of the Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 4.1(b)); or
(c)the Company (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property or (v) is adjudicated as insolvent or to be liquidated; or
(d)any representation, warranty or certification made herein or pursuant to the Purchase Agreement by the Company was not true or correct in any material respect as of the time made; or
(e)the Company, any subsidiary of the Company or any of their respective affiliates fails to pay principal when due (whether at stated maturity or otherwise) or an uncured default exists that results in the acceleration of maturity of any indebtedness for borrowed money of the Company, any subsidiary of the Company or any of their respective affiliates in an aggregate amount in excess of $10,000,000 (or its foreign currency equivalent), unless such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within any applicable cure period set forth in the relevant agreement or instrument; or
(f)one or more final non-appealable judgments for the payment of money in any aggregate amount in excess of $10,000,000 shall be rendered against the Company, any subsidiary of the Company or any of their respective affiliates and the same shall remain undischarged for a period of sixty (60) days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Company, any subsidiary of the Company or any of their respective affiliates to enforce any such judgment; or
(g)an Event of Default under any other Note issued pursuant to the Purchase Agreement; or
(h)a court or governmental authority of competent jurisdiction enters an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, or any such petition shall be filed against the Company and such petition shall not be dismissed within sixty (60) days.

Section 4.2 Acceleration.
(a)    If an Event of Default with respect to the Company described in subsection (c) of Section 4.1 has occurred, the Note shall automatically become immediately due and payable.
(b)    If any other Event of Default has occurred and is continuing, the holder of the Note may at any time at his, her or its option, by notice to the Company, declare the Note to be immediately due and payable.
(c)    Upon the Note becoming due and payable under this Section 4.2, whether automatically or by declaration, the Note will forthwith mature and the entire unpaid Accreted Principal Amount (including any accrued and unpaid interest) shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

Section 4.3    Other Remedies. If any Event of Default has occurred and is continuing, and irrespective of whether the Note has become or has been declared immediately due and payable under Section 4.2, the holder of the Note may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, for an injunction against a violation of any of the terms hereof or thereof or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 4.4    No Waivers or Election of Remedies; Expenses. No course of dealing and no delay on the part of the holder of the Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. The Company shall pay the Accreted Principal Amount (including any accrued and unpaid interest) of the Note without any deduction for any setoff or counterclaim. No right, power or remedy conferred by the Purchase Agreement or by the Note upon the holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. The Company will pay to the holder of the Note on demand such further amount as shall be sufficient to cover all reasonable costs and expenses of such holder incurred in any enforcement or collection under this Article IV, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

Section 4.5     Waiver of Demand. The Company hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the holder hereof may accept security for this Note or release security for this Note, all without in any way affecting the liability of the Company hereunder.

ARTICLE V
CONVERSION

Section 5.1    Conversion Procedure.
(a)At any time prior to the payment of this Note in full, the holder of this Note may convert all or any portion of the outstanding Accreted Principal Amount (including any accrued and unpaid interest) of this Note into a number of ADSs (excluding any fractional ADS) equal to the product obtained by dividing (i) the portion of the Accreted Principal Amount designated by such holder to be converted, by (ii) the Conversion Rate then in effect.
(b)Except as otherwise expressly provided herein, each conversion of this Note shall be deemed to have been effected as of the close of business on the date on which this Note has been surrendered for conversion at the principal office of the Company (the “Conversion Date”). At such time as such conversion has been effected, the rights of the holder of this Note as such holder to the extent of the conversion shall cease, and the Person or Persons in whose name or names the ADSs are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the ADSs represented thereby.
(c)As soon as possible after a conversion has been effected (but in any event within five (5) business days in the case of clause (i) below), the holder of this Note shall subscribe for the number of Ordinary Shares issuable upon conversion (in whole or in part) of this Note, and the Company shall do the following:
(i)register the issuance to the converting holder of the number of Ordinary Shares issuable upon conversion (in whole or in part) of this Note (the “Underlying Shares”) in the Company’s share transfer registry;
(ii)issue the Underlying Shares and deposit such Underlying Shares with The Bank of New York Mellon, as depositary (the “Depositary”), in the name and on behalf of the holder of the Note;
(iii)cause the Depositary to issue and deliver to the converting holder certificates or a book-entry transfer for the number of ADSs to which Purchaser shall be entitled against deposit of the Underlying Shares, pursuant to the Amended and Restated Deposit Agreement dated as of May 14, 2018 (the “Deposit Agreement”) among the Company, the Depositary and the owners and holders from time to time of the ADSs issued thereunder; and
(iv)deliver to the converting holder a new Note representing any portion of the Accreted Principal Amount (including any accrued and unpaid interest) that was represented by the Note surrendered to the Company in connection with such conversion, but which was not converted or which could not be converted because it would have required the issuance of a fractional Ordinary Share.
The converting holder shall cooperate with the Company and the Depositary to facilitate the process outlined above, including through the execution of a subscription form for the Ordinary Shares satisfactory to the converting holder and the execution of a power of attorney authorizing the Company to deliver the Underlying Shares to the Depositary on such holder’s behalf.

(d)If a fractional ADS would, except for the provisions hereof, be deliverable upon conversion of this Note, the Company, in lieu of delivering such fractional share, shall in the event the conversion is being consummated in connection with repayment in full of the Note, pay in cash an amount equal to the market price of such fractional share based on the closing price of the ADSs on the New York Stock Exchange (the “Closing Sale Price”) on the Conversion Date.
(e)The issuance of the Underlying Shares and ADSs upon conversion of this Note shall be made without charge to the holder hereof for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of Underlying Shares and ADSs, unless the tax is due because the holder requests such Underlying Shares and ADSs to be issued in a name other than the holder’s name, in which case the holder shall pay the tax. Upon conversion of this Note, the Company shall take all such actions as are necessary in order to ensure that the Ordinary Shares and ADSs issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.
(f)The Company shall not close its books against the transfer of Ordinary Shares or ADSs issued or issuable upon conversion of this Note in any manner which interferes with the timely conversion of this Note.
(g)The conversion of this Note shall be subject to the Beneficial Ownership Limitations set forth in Section 5.2 of the Purchase Agreement, which are incorporated herein by reference.

Section 5.2    Conversion Rate. The initial Conversion Rate shall be 826.4463 Ordinary Shares (subject to adjustment as provided in this Article V, the “Conversion Rate”) per US$1,000 Accreted Principal Amount (including any accrued and unpaid interest) of the Note. To address dilution of the conversion rights granted under the Notes, the Conversion Rate shall be subject to adjustment from time to time pursuant to Section 5.3.

Section 5.3    Adjustments to Conversion Rate. If the number of Ordinary Shares represented by each ADS is changed, after the date of this Note, for any reason other than one or more of the events described in this Section 5.3, the Company shall make an appropriate adjustment to the Conversion Rate such that the number of Ordinary Shares represented by the ADSs upon which conversion of the Notes is based remains the same. In addition, the Conversion Rate shall be adjusted from time to time by the Company as follows:
(a)    In case the Company shall, at any time or from time to time while any of the Notes are outstanding, pay a dividend in Ordinary Shares (directly or in the form of ADSs) or make a distribution in Ordinary Shares to all or substantially all holders of Ordinary Shares (other than a dividend or distribution in connection with a transaction to which Section 5.4 applies), then the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 ×	OS1
OS0
where

CR0	=	the Conversion Rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such dividend or distribution;
CR1	=	the Conversion Rate in effect on the ex-dividend date for such dividend or distribution;
	=	the number of Ordinary Shares outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and
OS1	=	the number of Ordinary Shares that would be outstanding immediately after, and solely as a result of, such dividend or distribution.
Any adjustment made pursuant to this Section 5.3(a) shall become effective immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution. If any dividend or distribution that is the subject of this Section 5.3(a) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors of the Company (the “Board of Directors”) publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. For purposes of this Section 5.3(a), the number of Ordinary Shares outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such dividend or distribution shall not include Ordinary Shares held in treasury, if any. The Company will not pay any dividend or make any distribution on Ordinary Shares held in treasury, if any.
(b)    In case outstanding Ordinary Shares (directly or in the form of ADSs) shall be subdivided or split into a greater number of Ordinary Shares or combined or reverse split into a smaller number of Ordinary Shares (in each case, other than in connection with a transaction to which Section 5.4 applies), the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 ×	OS1
OS0
where

CR0	=	the Conversion Rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the effective date of such subdivision or combination;
CR1	=	the Conversion Rate in effect on the effective date of such subdivision or combination;
OS0	=	the number of Ordinary Shares outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the effective date of such subdivision or combination; and
OS1	=	the number of Ordinary Shares that would be outstanding immediately after, and solely as a result of, such subdivision or combination.
Any adjustment made pursuant to this Section 5.3(b) shall become effective immediately prior to 9:00 a.m., New York City time, on the effective date of such subdivision or combination.
(c)    In case the Company shall issue rights (other than rights issued pursuant to a shareholders’ rights plan or a dividend or distribution on Ordinary Shares in Ordinary Shares as set forth in (a) above) or warrants to all or substantially all holders of its Ordinary Shares (whether direct or in the form of ADSs), other than an issuance in connection with a transaction to which Section 5.4 applies, entitling them to purchase, for a period expiring within forty-five (45) calendar days of the date of issuance, Ordinary Shares (directly or in the form of ADSs) at a price per Ordinary Share less than the average of the Closing Sale Prices of the ADSs divided by the number of Ordinary Shares then represented by each ADS during the ten (10) consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for the distribution, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 ×	OS0+X
OS0+Y

where

CR0	=	the Conversion Rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such issuance;

CR1	=	the Conversion Rate in effect on the ex-dividend date for such issuance;

OS0	=	the number of Ordinary Shares outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such issuance;

X	=	the total number of Ordinary Shares issuable (directly or in the form of ADSs) pursuant to such rights or warrants; and

Y	=
the number of Ordinary Shares equal to the quotient of (x) aggregate price payable to exercise such rights or warrants, divided by (y) the average of the Closing Sale Prices of the ADSs during the ten (10) consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for such issuance.

Any adjustment made pursuant to this Section 5.3(c) shall become effective immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such issuance. If any rights or warrants described in this Section 5.3(c) are not so issued, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Conversion Rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or Ordinary Shares are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of Ordinary Shares actually delivered. In determining the aggregate price payable to exercise such rights and warrants, there shall be taken into account any consideration received by the Company for such rights or warrants and the value of such consideration (if other than cash, to be determined in good faith by the Board of Directors). For purposes of this Section 5.3(c), the number of Ordinary Shares outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such issuance shall not include Ordinary Shares held in treasury, if any. The Company will not issue any such rights or warrants in respect of Ordinary Shares held in treasury, if any.
(d)    In case the Company shall, by dividend or otherwise, distribute to all or substantially all holders of its outstanding Ordinary Shares (whether direct or in the form of ADSs) of any class of capital stock of the Company or evidences of its indebtedness or assets (including securities, but excluding (i) any dividends or distributions referred to in Section 5.3(a), (ii) any rights or warrants referred to in Section 5.3(c), (iii) any dividends or distributions referred to in Section 5.3(e), (iv) any dividends or distributions in connection with a transaction to which Section 5.4 applies, or (v) any Spin-Offs to which the provisions set forth below in this Section 5.3(d) applies) (any of the foregoing hereinafter in this Section 5.3(d) called the “Distributed Assets”), then, in each such case, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 ×	SP0
SP0 - FMV
where

CR0	=	the Conversion Rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such distribution;

CR1	=	the Conversion Rate in effect on the ex-dividend date for such distribution;

SP0	=
the average of the Closing Sale Prices of the ADSs multiplied by the number of Ordinary Shares then represented by each ADS during the ten (10) consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and

FMV	=
the fair market value on the ex-dividend date for such distribution of the Distributed Assets so distributed applicable to one (1) Ordinary Share, as determined in good faith by the Board of Directors.

In the event where there has been a payment of a dividend or other distribution on the Ordinary Shares (directly or in the form of ADSs) or shares of capital stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company (a “Spin-Off”) that are, or when issued, will be, traded or listed on the New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market or any other U.S. national securities exchange or market, then the Conversion Rate shall instead be adjusted based on the following formula:

CR1 = CR0 ×	FMV0 + MP0
MP0
where

CR0	=	the Conversion Rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such distribution;

CR1	=	the Conversion Rate in effect on the ex-dividend date for such distribution;

FMV0	=
the average of the Closing Sale Prices of the Distributed Assets applicable to one (1) Ordinary Share during the ten consecutive trading day period commencing on and including the effective date of the Spin-Off (the “Spin-Off Valuation Period”); and

MP0	=	the average of the Closing Sale Prices of the ADSs multiplied by the number of Ordinary Shares then represented by each ADS during the Spin-Off Valuation Period.
Any adjustment made pursuant to this Section 5.3(d) shall become effective immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such distribution. If any dividend or distribution of the type described in this Section 5.3(d) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
Rights or warrants distributed by the Company to all holders of Ordinary Shares (whether direct or in the form of ADSs) entitling the holders thereof to subscribe for or purchase shares of the Company’s capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such Ordinary Shares; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Ordinary Shares, shall be deemed not to have been distributed for purposes of this Section 5.3 (and no adjustment to the Conversion Rate under this Section 5.3 will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 5.3(d). If any such right or warrant, including any such existing rights or warrants distributed prior to the date of this Note, are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new rights or warrants with such rights. In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 5.3 was made, (A) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Ordinary Shares with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Ordinary Shares as of the date of such redemption or repurchase and (B) in the case of such rights or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights and warrants had not been issued.
No adjustment of the Conversion Rate shall be made pursuant to this Section 5.3(d) in respect of rights or warrants distributed or deemed distributed on any Trigger Event to the extent that such rights or warrants are actually distributed to Purchaser upon conversion by Purchaser of this Note.
(e)    In case the Company shall pay a dividend or otherwise distribute to all or substantially all holders of its Ordinary Shares (direct or in the form of ADSs) a dividend or other distribution of exclusively cash excluding (i) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary and (ii) any dividend or distribution in connection with a transaction to which Section 5.4 applies, then the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 ×	SP0
SP0 - DIV
where

CR0	=	the Conversion Rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such dividend or distribution;

CR1	=	the Conversion Rate in effect on the ex-dividend date for such dividend or distribution;

SP0	=
the average of the Closing Sale Prices of the ADSs multiplied by the number of Ordinary Shares then represented by each ADS during the ten (10) consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and

DIV	=	the amount in cash per Ordinary Share the Company distributes to holders of its Ordinary Shares.
Any adjustment made pursuant to this Section 5.3(e) shall become effective immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution. If any dividend or distribution of the type described in this Section 5.3(e) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
(f)    In case of purchases of the Ordinary Shares (directly or in the form of ADSs) pursuant to a tender offer or exchange offer made by the Company or any Subsidiary of the Company for all or any portion of the Ordinary Shares (directly or indirectly in the form of ADSs), to the extent that the fair market value, as determined in good faith by the Board of Directors, of cash and any other consideration included in the payment per Ordinary Share (or equivalent payment per Ordinary Share represented by the ADSs) exceeds the Closing Sale Price of the ADSs divided by the number of ADSs then represented by each ADS on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer (as it may be amended) (the “Expiration Date”), the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 ×	FMV + (SP1 x OS1)
SP1 x OS0
where

CR0	=	the Conversion Rate in effect at 5:00 p.m., New York City time, on the Expiration Date;

CR1	=	the Conversion Rate in effect immediately after 5:00 p.m., New York City time, on the Expiration Date;

FMV	=
the fair market value, on the Expiration Date, of the aggregate value of all cash and any other consideration paid or payable for Ordinary Shares (directly or indirectly in the form of ADSs) validly tendered or exchanged and not withdrawn as of the Expiration Date, as determined in good faith by the Board of Directors;

OS1	=
the number of Ordinary Shares outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “Expiration Time”), after giving effect to the purchase of all Ordinary Shares or ADSs, as the case may be, accepted for purchase or exchange in such tender or exchange offer;

OS0	=	the number of Ordinary Shares outstanding immediately before the Expiration Time; and

SP1	=
the average of the Closing Sale Prices of the ADSs multiplied by the number of Ordinary Shares then represented by each ADS during the ten (10) consecutive trading day period commencing on the trading day immediately after the Expiration Date.

Any adjustment made pursuant to this Section 5.3(f) shall become effective immediately prior to 9:00 a.m., New York City time, on the trading day immediately following the Expiration Date. If the Company, or one of its Subsidiaries, is obligated to purchase Ordinary Shares (directly or indirectly in the form of ADSs) pursuant to any such tender or exchange offer, but the Company or such Subsidiary is permanently prevented by applicable law from effecting all such purchases or all such purchases are rescinded, the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this Section 5.3(f) to any tender offer or exchange offer would result in a decrease in the Conversion Rate, no adjustment shall be made for such tender offer or exchange offer under this Section 5.3(f).
(g)    In cases where:
(i)the fair market value, as determined in good faith by the Board of Directors, of Distributed Assets and cash, including with respect to a Spin-Off, as to which Sections 5.3(d) and 5.3(e) apply, applicable to one (1) Ordinary Share, distributed to holders of the Ordinary Shares (whether direct or in the form of ADSs) equals or exceeds the average of the Closing Sale Prices of the ADSs multiplied by the number of Ordinary Shares then represented by each ADS during the ten (10) consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for such distribution, or
(ii)the average of the Closing Sale Prices of the ADSs multiplied by the number of Ordinary Shares then represented by each ADS during the ten (10) consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for such distribution exceeds the fair market value, as determined in good faith by the Board of Directors, of such Distributed Assets or cash so distributed by less than $1.00, rather than being entitled to an adjustment in the Conversion Rate, Purchaser will be entitled to receive upon conversion, in addition to the ADS, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution, if any, that Purchaser would have received if Purchaser had converted this Note immediately prior to the record date for determining the shareholders entitled to receive the distribution.
(h)In addition to those adjustments required by clauses (a)-(g) of this Section 5.3, and to the extent permitted by applicable law and subject to the applicable rules of the New York Stock Exchange and any other securities exchange on which any of the Company’s securities are then listed, the Company from time to time may increase the Conversion Rate by any amount for a period of at least twenty (20) business days if the Board of Directors determines that such increase would be in the Company’s best interest, and the Company may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of the Ordinary Shares or the ADSs or rights to purchase Ordinary Shares or ADSs in connection with a dividend or distribution of Ordinary Shares or ADSs (or rights to acquire Ordinary Shares or ADSs) or similar event.
(i)All calculations under this Article V shall be made in good faith by the Company in accordance with this Article V, and shall be made to the nearest cent or to the nearest one-ten thousandth (1/10,000) of an Ordinary Share, as the case may be. No adjustment need be made for rights to purchase Ordinary Shares (directly or indirectly in the form of ADSs) pursuant to a Company plan for reinvestment of dividends or for any issuance of Ordinary Shares (directly or indirectly in the form of ADSs) or convertible or exchangeable securities or, except as provided in this Section 5.3, rights to purchase Ordinary Shares (directly or indirectly in the form of ADSs) or convertible or exchangeable securities. The Company shall certify to the Purchaser that all calculations are made in compliance with this Article V, and shall show the Purchaser in detail the facts upon which such calculations and adjustments were made.
(j)For purposes of this Section 5.3, the number of Ordinary Shares at any time outstanding shall not include Ordinary Shares held in the treasury of the Company but shall include Ordinary Shares issuable in respect of scrip certificates issued in lieu of fractions of Ordinary Shares. The Company will not pay any dividend or make any distribution on Ordinary Shares held in the treasury of the Company.
(k)Notwithstanding any of the foregoing clauses in this Section 5.3, the applicable Conversion Rate will not be adjusted pursuant to this Section 5.3 (i) if the Purchaser participates in the transaction that would otherwise give rise to adjustment pursuant to this Section 5.3 on an as-converted basis or (ii) solely by reason of the issuance or conversion of any other Note pursuant to the Purchase Agreement.

Section 5.4    Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets or other transaction, which in each case is effected in such a manner that holders of Ordinary Shares (whether direct or in the form of ADSs) are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Ordinary Shares is referred to herein as an “Organic Change.” In the event of an Organic Change prior to repayment in full of the Note, Purchaser shall elect, at its option, either (i) to require the Company to repurchase for cash all, but not less than all, of the Note at a price equal to the Accreted Principal Amount (including any accrued and unpaid interest), (ii) to convert all, but not less than all, of the Note, in each case effective immediately prior to such Organic Change or (iii) to convert the outstanding principal and any accrued but unpaid interest on the Note directly into the proceeds paid to the holders of Ordinary Shares (whether direct or in the form of ADSs) in connection with the Organic Change) in an amount equal to the proceeds that the Purchaser would have received if the Purchaser had elected option (ii).

Section 5.5    Notices.
(a)    Immediately upon any adjustment of the Conversion Rate, the Company shall send written notice thereof to the holder of this Note, setting forth in reasonable detail and certifying the calculation of such adjustment.
(b)    The Company shall send written notice to the holder of this Note at least twenty (20) days prior to the date on which the Company closes its books or takes a record (i) with respect to any dividend or distribution upon Ordinary Shares (whether direct or in the form of ADSs), any subdivision, stock split, reverse stock split or combination, or any tender offer or exchange offer, (ii) with respect to any pro rata subscription offer to holders of Ordinary Shares (whether direct or in the form of ADSs) or (iii) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.
(c)    The Company shall also give at least twenty (20) days’ prior written notice to the holder of this Note of the date on which any Organic Change, dissolution or liquidation shall take place.

ARTICLE VI
NEGATIVE PLEDGE

For so long as the Note is outstanding, the Company will not grant a consensual security interest or pledge its personal property assets to another third-party lender in connection with debt for borrowed money (other than (i) purchase money security interests or capital leases incurred in the ordinary course of business, (ii) up to $25 million of secured indebtedness relating to a receivables facility or debt or letters of credit facilities, and (iii) up to €12 million of secured indebtedness owed to Harbert European Specialty Lending Company II S.A.R.L. (“Harbert”) under the loan agreement between the Company and Harbert, which is secured by all of the Company’s intellectual property) without the consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed, in particular in the case of a security interest or pledge granted or made to a strategic corporate partner or joint venture partner as a component of a financing transaction or other business relationship with a strategic corporate partner or joint venture partner (whether directly or involving an investment fund controlled by the relevant strategic corporate partner or joint venture partner)).

ARTICLE VII
AMENDMENT AND WAIVER

The provisions of any Note may only be amended with the consent of all the holders of the Notes issued pursuant to the Purchase Agreement.

ARTICLE VIII
CANCELLATION

After the entire Accreted Principal Amount (including any accrued and unpaid interest) at any time owed on this Note has been paid in full or this Note has been converted in full to ADSs or other property, this Note shall be surrendered to the Company for cancellation and shall not be reissued.

ARTICLE IX
PAYMENTS

This Note is payable without relief from valuation or appraisement laws. All payments to be made to the holder of the Note shall be made in the lawful money of the United States of America in immediately available funds; provided, that the Company shall not have the right to pre-pay the outstanding principal of any Note without the consent of all the holders of the Notes issued pursuant to the Purchase Agreement.

ARTICLE X
PLACE OF PAYMENT

Payments of principal and interest shall be delivered to Purchaser at the following address: Nokomis Capital Master Fund, LP, 2305 Cedar Springs Road, Suite 420, Dallas, TX 75201, or to such other address or to the attention of such other person as specified by prior written notice to the Company.

ARTICLE XI
GOVERNING LAW

(a)THIS NOTE AND ALL ISSUES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE FRENCH REPUBLIC (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW).
(b)The parties agree that the competent courts within the jurisdiction of the Paris Court of Appeal (Cour d’Appel de Paris) shall have exclusive jurisdiction (and are deemed to be a convenient forum for each party) as to resolution of any dispute.

ARTICLE XII
SUBORDINATION

With the exception of (i) up to $25 million of secured indebtedness owed to Natixis under the factoring agreement between the Company and Natixis and (ii) up to €12 million of secured indebtedness owed to Harbert under the loan agreement between the Company and Harbert, which is or will be secured by all of the Company’s intellectual property, the Note and the interest accrued under the Note are the senior obligations of the Company and will rank pari passu in right of payment with all other senior and unsubordinated obligations of the Company.

IN WITNESS WHEREOF, the Company has executed and delivered this Note on May 7, 2019.
SEQUANS COMMUNICATIONS S.A.

By:    /s/ Georges Karam
Name:     Georges Karam
Title:     Chief Executive Officer